Neah Power to Send Latest Version of BuzzCell Liquid

Energy Product to Consumers and Commercial

Partners for Product Feedback

BOTHELL, Wash., 3/10/2014

Neah Power Systems, Inc., (OTCBB:NPWZ), a provider of proprietary, award-winning power solutions, announced preliminary testing has been completed on the liquid-fueled BuzzCell, and that prototypes will be shipping to select consumers (including Twitter contest winners) and commercial partners for product feedback.

“We are very excited to be sending the BuzzCell to consumers and partners for feedback,” said Neah Power’s CEO, Chris D’Couto. “We have been developing this technology for over two years at Neah Power, and are pleased to start shipping these units. By incorporating technology from our November 2013 asset purchase, we will further enhance performance and may also be able to reduce production costs of the BuzzCell. We expect to continue to rapidly deploy the latest iterations of the BuzzCell into the hands of users and incorporate their feedback quickly for a one-of-a-kind product offering.”

The BuzzCell is a revolutionary energy product. Unlike traditional chargers that lose power over time, when combined with the BuzzBar, the liquid power cartridges can be used anytime for instant power-on-demand. This becomes a game-changer for traveling professionals, outdoor enthusiasts, people in disaster areas, and the hundreds of millions of mobile device users on unreliable power grids.

The BuzzCell will be available for pre-order on the Neah Power website in March, and is expected to begin shipping to consumers this summer.

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About Neah Power

Neah Power Systems, Inc., (OTCBB:NPWZ) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or  info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Heather Bledsoe

Hitman, Inc. | (212) 300.6026

contractahit@yourhitman.com